Exhibit 10.34
MASTER LABORATORY SERVICES AGREEMENT
     This Master Laboratory Services Agreement (“Agreement”), when signed by both parties, will set forth the terms and conditions between Rx DEVELOPMENT RESOURCES, a Florida corporation with its principal offices located at 3104 Cherry Palm Drive, Suite 260, Tampa, Florida 33619 (“Sponsor”) and QUINTILES LABORATORIES LIMITED, a North Carolina corporation with its principal offices located at 5500 Highlands Parkway, Suite 600, Smyrna, Georgia 30082 (“QLAB”), under which QLAB agrees to provide laboratory services to Sponsor as set forth below.
Sponsor and QLAB agree as follows:
1. Services. QLAB shall provide study planning, consultation on laboratory design, laboratory analysis, other laboratory services, and/or data management services, as requested by Sponsor from time to time during the term of this Agreement. The specific details of each assignment or task will be separately negotiated and specified in writing on terms acceptable to the parties and otherwise subject to the terms and conditions of this Agreement (each such writing, a Confirmation of Central Laboratory Services (“CCLS”)) in a document substantially in the form of Appendix I to this Agreement.
2. Payment of Fees and Expenses.
     (a) Each CCLS shall contain a Line Item Budget (“Budget”) for the payment of QLAB’s services to be performed pursuant to such CCLS as well as additional terms and conditions related to the Budget. Sponsor will pay QLAB in accordance with each Budget. Sponsor shall reimburse QLAB for all reasonable and necessary travel, lodging and other expenses incurred in the performance of its services that have been requested or approved by Sponsor.
     (b) At the point Sponsor asks QLAB to begin work on an individual project, Sponsor shall pay QLAB an amount equal to ten percent (10%) of the applicable Budget as a project initiation payment, which project initiation payment shall be credited back to Sponsor on the final invoice. QLAB will draw from these funds in order to pay for services and related costs and expenses consistent with the terms of this Agreement.
     (c) QLAB will invoice Sponsor monthly or as separately agreed for services rendered under any CCLS and Sponsor shall pay all amounts due within thirty (30) days of receipt of QLAB’s itemized invoices for work completed. Each invoice will reflect QLAB’s application of any amounts advanced by Sponsor. If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts within 30 days of receipt of the invoice, and the parties shall use good faith efforts to reconcile the disputed amounts as soon as practicable. Sponsor shall pay QLAB interest in an amount equal to one percent (1%) per month (or the maximum lesser amount permitted by law) of all undisputed amounts owing hereunder and not paid within thirty (30) days of the date of the invoice.

3. Term. This Agreement shall commence on the date of execution and shall continue for five years from the date of execution or until terminated as hereinafter provided by either party.
4. Confidentiality.
     (a) It is understood that during the term of this Agreement and each CCLS, QLAB and its employees may be exposed to data and information that is confidential and proprietary to Sponsor. All such data and information (“Sponsor Confidential Information”) made available, disclosed or otherwise made known to QLAB as a result of services under this Agreement or under any CCLS shall be considered confidential and shall be considered the sole property of Sponsor. All information regarding laboratory methods, laboratory pricing, and laboratory management and all information regarding QLAB’s operations, including but not limited to QLAB Property (as defined in Section 5 below), disclosed by QLAB to Sponsor in connection with this Agreement or any CCLS is proprietary, confidential information belonging to QLAB (the “QLAB Confidential Information”, and together with the Sponsor Information, the “Confidential Information”). The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party’s obligations hereunder or under any CCLS. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party.
     (b) The foregoing obligations shall not apply to Confidential Information which:
(i)	is or becomes generally available to the public other than as a result of a disclosure by the receiving party;

(ii)	becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the disclosing party;

(iii)	the receiving party develops independently of any disclosure by the disclosing party;

(iv)	was in the receiving party’s possession or known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or

(v)	is required by law to be disclosed.
     (c) This obligation of confidentiality and non-disclosure shall remain in effect for a period of ten years after the termination of this Agreement.

5. Property Ownership.
     (a) All data and information necessary for QLAB to conduct project assignments will be forwarded by Sponsor to QLAB, and all such information received from Sponsor shall remain the property of Sponsor.
     (b) All data and information generated or derived by QLAB as the result of services performed by QLAB under this Agreement shall be and remain the exclusive property of Sponsor. Any inventions that may evolve from the data and information described above or as the result of services performed by QLAB under this Agreement shall belong to Sponsor, and QLAB agrees to assign its rights in any inventions and/or related patents to Sponsor.
     (c) Notwithstanding the foregoing, Sponsor acknowledges that QLAB possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to laboratory analyses, analytical and laboratory methods, processes, approaches, procedures and techniques, technical expertise and conceptual expertise in area of laboratory services, procedure manuals, personnel data, financial information, computer technical expertise, and software, which have been independently developed by QLAB and which relate to its business or operations (collectively “QLAB Property”). Sponsor and QLAB agree that any QLAB Property or improvements thereto which are used, improved, modified or developed by QLAB under or during the term of this Agreement or any CCLS are the sole and exclusive property of QLAB.
     (d) At the completion of the services by QLAB, all materials and other data owned by Sponsor shall either be: (i) delivered to Sponsor in such form as is then currently in the possession of QLAB, subject to the payment obligations set forth in Section 2 herein; (ii) retained by QLAB for Sponsor for a period of two (2) years; or, (iii) disposed of, at the direction and written request of Sponsor. Sponsor shall pay the costs associated with any of the above options. QLAB, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of all documents and materials relating to the services, to be used solely to satisfy regulatory requirements or to resolve disputes regarding the services.
6. Regulatory Compliance; Inspections.
     (a) In carrying out its responsibilities under this Agreement and each CCLS, QLAB agrees to conduct its services in substantial compliance with all applicable laws, rules and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, ICH GCP Guideline UK SI 2004; 1031 Part 2 where applicable and with the standard of care customary in the central laboratory industry. Regarding the FDA’s electronic records and signatures regulation, 21 CFR Part 11 (“Part 11”), QLAB has a compliance plan in place as to its applicable database applications and electronic records systems and it is working diligently to implement its plan. QLAB, however, is not responsible for the compliance or non-compliance of applications or systems used by third parties (including, but not limited to, investigative sites or third party laboratories) or for any Part 11 audits or assessments thereof, unless such applications or systems are owned by QLAB. QLAB’s standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the CCLS.

     (b) Sponsor warrants that neither any assignment or task requested by Sponsor nor the conduct thereof as provided in this Agreement or in any CCLS shall violate any applicable law or regulation. Sponsor shall notify QLAB promptly in writing of any FDA or other governmental inspection or inquiry concerning any services that have been rendered or are being rendered by QLAB, or any study or project to which such services relate.
     (c) Neither QLAB nor any of QLAB’s employees rendering services pursuant to this Agreement has been debarred pursuant to the Generic Drug Enforcement Act of 1992 and QLAB will not knowingly employ any person or entity that has been so debarred to perform services under this Agreement or any CCLS. QLAB shall notify Sponsor immediately upon the commencement of any such proceeding concerning QLAB or any such employee.
     (d) If any governmental or regulatory authority conducts or gives notice to QLAB of its intent to conduct an inspection at QLAB’s facilities or take any other regulatory action with respect to any study or services provided under this Agreement, QLAB will promptly give Sponsor notice thereof, including all information pertinent thereto, and, where reasonably practicable, QLAB will notify Sponsor prior to complying with such a demand or request. Sponsor, however, acknowledges that it may not direct the manner in which QLAB fulfills its obligations to permit inspection by governmental entities.
     (e) During the term of this Agreement and each CCLS, QLAB will permit Sponsor’s representative(s) (unless such representatives are competitors of QLAB) to examine the work performed hereunder and the specific facilities at which the work is conducted during regular business hours upon reasonable advance notice and in a reasonable manner to determine that the project assignment is being conducted in accordance with the applicable CCLS and that the facilities are adequate; provided, however, that all information disclosed or revealed to or ascertained by Sponsor in connection with any such examination shall be deemed to constitute QLAB Confidential Information for purposes of this Agreement. Unless the costs of governmental or Sponsor audits are specifically included in the Budget, Sponsor shall reimburse QLAB for its time and expenses associated with such audits and investigations.
7. Conflict of Agreements. QLAB represents to Sponsor that QLAB is not a party to any agreement which would prevent QLAB from fulfilling its obligations under this Agreement, and that during the term of this Agreement, QLAB will not enter into an agreement to provide services which would prevent QLAB from providing the services contemplated to be provided by QLAB under this Agreement or any CCLS.

8. Indemnification.
     (a) Sponsor shall defend, indemnify and hold harmless QLAB, its affiliates and its and their respective directors, officers, employees and agents (each, an “Indemnified Party”) from and against any and all losses, claims, actions, damages, liabilities, costs and expenses, (including reasonable attorney’s fees and court costs) (collectively, “Losses”), joint or several, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement or any CCLS or the services contemplated herein (including, without limitation, any Losses arising from or in connection with any study, test, product or potential product to which this Agreement or any CCLS relates), except to the extent such Losses are determined to have resulted solely from negligence or intentional misconduct of the Indemnified Party seeking indemnity hereunder.
     (b) QLAB shall: (i) give Sponsor prompt notice of any such claim or law suit (including a copy thereof served upon QLAB); (ii) cooperate with Sponsor and its legal representatives in the investigation of any matter the subject of indemnification, and (iii) not unreasonably withhold its approval of the settlement of any such claim, liability or action by Sponsor that is the subject of this Indemnification provision.
9. Limitation of Liability. Neither QLAB nor its affiliates nor any of its or their respective directors, officers, employees, subcontractors or agents shall have any liability of any type (including, but not limited to, contract, negligence and tort liability) for any loss of profits, opportunity or goodwill, or any type of special, incidental, indirect or consequential damage or loss in connection with or arising out of this Agreement, any CCLS, or the Services performed by QLAB hereunder, even if such damages may have been foreseeable to QLAB. In addition, in no event shall the collective, aggregate liability of QLAB and its affiliates and its and their respective directors, officers, employees and agents under this Agreement or any CCLS exceed the amount of fees actually received by QLAB from Sponsor pursuant to this Agreement for the assignment or task from which such liability arose.
10. Disclosure of Hazards. Sponsor shall provide QLAB with all information available to it regarding known or potential hazards associated with the use of any substances supplied to QLAB by Sponsor and Sponsor shall comply with all current legislation and regulations concerning the shipment of substances by land, sea or air.
11. Publication. Project results may not be published or referred to, in whole or in part, without the prior written consent of Sponsor. Neither party may use the other party’s name in connection with any publication or promotion without the other party’s prior, written consent.
12. Termination.
     (a) This Agreement or any CCLS may be terminated with or without cause by Sponsor or by QLAB at any time during the term of this Agreement on ninety (90) days prior written notice to QLAB or Sponsor, as appropriate.

     (b) Either party may terminate this Agreement or any CCLS for material breach upon thirty (30) days written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. In the event that QLAB determines, in its sole discretion, that its continued performance of the services contemplated by a CCLS would constitute a potential or actual violation of regulatory or scientific standards of integrity, QLAB may terminate this Agreement or the applicable CCLS by giving written notice stating the effective date (which may be less than thirty days from the notice date) of such termination.
     (c) Termination of this Agreement shall constitute termination of all CCLS’s hereunder. Termination of a CCLS shall constitute a termination of such CCLS only and shall not affect this Agreement or any other CCLS’s outstanding hereunder. Any written termination notice shall identify each specific CCLS that is being terminated.
     (d) In the event this Agreement is terminated, Sponsor shall pay to QLAB: (i) any fees for services rendered then due and owing to QLAB because of any performance of QLAB’s obligations hereunder and all expenses reasonably incurred in performing those services; (ii) all actual costs (including time spent by QLAB personnel, which shall be billed at QLAB standard rates) to complete activities associated with the termination and close out of projects; and (iii) all kit destruction costs as noted in each CCLS. If payments in a terminated CCLS are milestone-based, but that milestone has not yet been completed, Sponsor will pay QLAB’s standard fees for actual work performed toward that milestone up to the date of termination. Upon the termination of this Agreement, QLAB shall deliver to Sponsor all data and materials provided by Sponsor to QLAB for the conduct of services under this Agreement.
     (e) Termination of this Agreement or any CCLS hereunder shall not constitute a release or waiver of any right or remedy available to either party in connection herewith or therewith.
13. Independent Contractor Relationship. Notwithstanding any provision herein to the contrary, the parties hereto are independent contractors, and nothing contained in this Agreement or in any CCLS shall be construed to place them in the relationship of partners, principal and agent, employer and employee, or joint venturers. Each party agrees that it shall have no power or right to bind or obligate the other, and neither party shall hold itself out as having such authority.
14. Insurance. During the term of this Agreement to cover its obligations hereunder, each party shall maintain insurance coverage as follows: 1) (a) Professional Liability for QLAB in an amount of at least US$10,000,000.00; (b) Product Liability for Sponsor in an amount of at least US$10,000,000.00; and 2) General Liability in amounts of at least US$3,000,000.00. All insurance amounts may be obtained by full, individual primary policy amount; a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either. Each party shall provide the other party with a certificate of insurance upon request. The insured shall provide the other party with at least thirty (30) days prior written notice of any material change, cancellation or expiration of the above-required insurance.

15. Force Majeure and Related Matters. QLAB shall not be liable or responsible to Sponsor nor be deemed to have defaulted under or breached this Agreement or any CCLS for or in respect of errors, delays or other consequences arising from Sponsor’s failure to provide documents, materials, information or cooperation required by QLAB in order to perform properly and timely QLAB’s obligations hereunder or thereunder. Sponsor acknowledges that, if it materially delays or suspends performance of the services, then the personnel and/or resources originally allocated to the project may be re-allocated, and QLAB will not be responsible for delays due to required re-staffing or re- allocation of resources. Any delay or hindrance in the performance of any of the duties or obligations of either party hereto (except the payment of money owed) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any labor disputes, including strikes, lockouts, job actions or boycotts; inability to procure materials or services; riots; insurrection; embargoes; war; acts of God; acts of the public enemy; inclement weather; fires; explosions; floods or other natural disasters; or other reasons or causes beyond the reasonable control of the party seeking to perform.
16. Notices and Deliveries. Any notice required or permitted to be given by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by nationally recognized overnight delivery service or three days after the date postmarked if sent by registered or certified U.S. mail, return receipt requested, postage prepaid to the following addresses:

If to QLAB:		Quintiles Laboratories Limited
5500 Highlands Parkway, Suite 600
Smyrna, Georgia 30082
	Attn:	Thomas Wollman
Vice President

If to Sponsor:		Rx Development Resources
3104 Cherry Palm Drive, Suite 260
Tampa, Florida 33619
Attn: Barry Butler
The expense and risk of loss for all deliveries, shipments, and mailings shall be born by Sponsor. QLAB disclaims any liability for loss or damage occurring during shipment, delivery or mailing, except to the extent that such loss or damage is caused by the negligence or intentional misconduct of QLAB. All information transmitted by QLAB pursuant to this agreement will be sent by the standard transmission method selected by QLAB (telephone, facsimile, mail, personal delivery or email). Sponsor hereby consents and authorizes QLAB to send facsimiles relating to the Services, or relating to potential future services, to any office of Sponsor or Sponsor’s affiliates.

17. Miscellaneous.
     (a) Governing Law. This Agreement and each CCLS shall be construed, interpreted in accordance with and enforced under the laws of the State of North Carolina, without regard to the conflict of laws provisions thereof. If any one or more provisions of this Agreement or any CCLS shall be found to be illegal or unenforceable in any respect, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     (b) Survival. The obligations of the parties contained in Sections 4, 5, 6, 8, 9 and 11 shall survive the termination of this Agreement.
     (c) Entire Agreement; Amendments. This Agreement, together with each CCLS, contains the entire understanding of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. The parties may modify or amend the provisions hereof only by an instrument in writing duly executed by the parties.
     (d) Binding Agreements and Assignment. This Agreement shall be binding upon and inure to the benefit of Sponsor and QLAB and their respective successors and permitted assigns. Neither this Agreement nor any of either party’s rights hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other; provided, however, QLAB may in its sole discretion assign at any time any or all of its rights and obligations under this Agreement to any of its corporate affiliates or may utilize any such affiliates to carry out its obligations under this Agreement. The term “affiliate” shall mean all entities controlling, controlled by or under common control with QLAB. The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.
     (e) Waiver. No waiver by either party of any breach of any provision of this Agreement or any CCLS shall constitute a waiver of any other or subsequent breach.
     (f) Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.
     (g) Incorporation by Reference. All exhibits attached hereto shall be deemed to be incorporated herein. In case of any conflict between this Agreement and any such attachment or any CCLS, the terms of this Agreement shall prevail over the attachment or CCLS.
     (h) Currency Exchange. The currency to be used for invoice and payment shall be the currency stated in the Budget attached to a CCLS (the “Contracted Currency”). If a currency referenced within the Budget is replaced by the Euro or otherwise ceases to become legal tender, the applicable replacement currency will be substituted for such currency for the purposes of this clause using the conversion rate established at www.oanda.com. Sponsor acknowledges that, due to fluctuations in currency exchange rates, QLAB’s actual fees & pass-through costs may be greater or lesser than the budgeted or estimated amounts contained in a CCLS.

     If QLAB incurs pass-through costs in a currency other than the Contracted Currency, then Sponsor shall reimburse QLAB for QLAB’s actual costs in the Contracted Currency based on the Oanda foreign currency exchange rate for the applicable currencies on the last business Friday of the month.
     If a CCLS involves the performance of Services by QLAB or its affiliates in any country that uses a currency other than the Contracted Currency, then the Budget for those Services will be based on the local rates in the currency used by QLAB for pricing in that country, but converted to and reflected in the Contracted Currency. If the fees for Services under a CCLS exceed $200,000, and the conversion rate between the local currencies and the Contracted Currency has fluctuated more than 2% plus or minus, since the budget was prepared, QLAB may calculate a foreign currency exchange adjustment. The adjustment will be calculated every six (6) months after the contract execution date, by comparing the foreign currency exchange rate stated in the Budget attached to the CCLS to the Oanda average rate over the preceding six (6) months. Any resulting decrease in costs will be immediately credited to Sponsor and any resulting increase in costs will be invoiced to Sponsor, and shall be due for settlement without delay.
     (i) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. Such arbitration shall be filed and conducted at the office of the AAA closest to QLAB, and shall be conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with AAA Rules.
     (j) Data Protection. QLAB and Sponsor agree to comply with all applicable privacy laws and regulations. If the Project will involve the collection or processing of personal data (as defined by applicable data protection legislation) within the European Economic Area (“EEA”), then Sponsor shall serve as the controller of such data, as defined by the European Union (“EU”) Data Protection Directive (the “Directive”), and QLAB shall act only under the instructions of the Sponsor in regard to personal data. If Sponsor is not based in the EEA, but personal data will be gathered or processed in the EEA, Sponsor must appoint an EEA company to act as its local representative for data protection purposes in order to comply with the Directive, and such designation is attached hereto and incorporated by reference. If Sponsor does not have an affiliate in the EEA and requests that a QLAB affiliate in the EEA serve as its local representative, then the parties shall negotiate a fee for such representative duties and shall enter into a Data Transfer Agreement between the parties containing the Standard Contractual Clauses set forth by the EU Commission Decision of 15 June 2001 (Decision 2001/497/EC) before QLAB will assume any such representative duties. If Sponsor is not based in the EEA, QLAB will not export any personal data from the EEA unless Sponsor has appointed a local representative.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers and is effective as of the last date set forth below.

QUINTILES LABORATORIES LIMITED		Rx DEVELOPMENT RESOURCES

By: /s/ Thomas Wollman		By: /s/ Barry Butler

Thomas Wollman

Title:	Vice President	Title:	Partner/CEO
Global Central Laboratories

Date:	9/07/05	Date:	9/1/05